Exhibit 10.3

Employment Agreement
This Employment Agreement (“Agreement”) is between Accenture LLP (“Accenture”) and [___Name___] (“You” and all similar references) as of [___date___] (the “Effective Date”).
In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	Certain Definitions
For purposes of this Agreement and its incorporated exhibits, the following definitions shall apply. The plural forms of the following terms may also be used in this Agreement.
(a)The term “Accenture” means Accenture LLP.

(b)The term “Affiliate” means any other Legal Entity which from time to time Controls, is Controlled by or is under common Control with Accenture which includes Accenture Plc (a company incorporated in the Republic of Ireland) and any other Affiliate to or successor entity of Accenture Plc, and any successor in title or assign of any such Legal Entity from time to time.

(c)The term “Alliance Entity” means any Legal Entity with whom Accenture and/or any Affiliate, has entered into an alliance agreement, joint venture agreement or any other legally binding go-to-market agreement, resale agreement or any agreement to combine offerings, products and/or services, or (without limiting the foregoing) any Legal Entity in which Accenture and/or any Affiliate has an interest, whether or not a Controlling interest; provided always that the term “Alliance Entity” shall not include: (i) any Competitive Enterprise, (ii) any contractor and/or sub-contractor of Accenture and/or any Affiliate, and/or (iii) any sales, buying and/or marketing agent of Accenture and/or any Affiliate.

(d)The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the performance of services of the type conducted, authorized, offered or provided by Accenture or any of its Affiliates. Without limiting the generality of the preceding sentence, “Competitive Enterprise” shall include, without limitation, the entities set forth on Accenture’s current list of Competitive Enterprises. Accenture maintains the current list on the “myHoldings” page on the Accenture portal (located under “Departure Considerations” in the “Frequently Asked Questions” document on the Resources section of the site). Accenture may update this list from time to time.

(e)The term “Control” means (i) ownership by a Legal Entity of at least a majority of the voting interest of another Legal Entity or (ii) the right or ability of a Legal Entity, whether directly or indirectly, to direct the affairs of another by means of ownership, contract or otherwise, and “Controls,” “Controlled” and “Controlling” shall be construed accordingly.

(f)The term “Knowledge Capital” means any reports, documents, templates, studies, software programs, delivery methods, specifications, business methods, tools, methodologies, inventions, processes, techniques, analytical frameworks, algorithms, know how and/or any other work product and materials, proprietary to Accenture and/or any Affiliate which is used by Accenture and/or any Affiliate to perform services for its or their clients.

(g)The term “Legal Entity” means any body corporate, branch partnership, joint venture or unincorporated association or other organization carrying on a trade or other activity with or without a view to profit.

(h)The term “Policy” means any written or unwritten policy, procedure, code, or practice of Accenture and its Affiliates, including without limitation, the Code of Business Ethics and Accenture’s policies website on the Portal, each as they may be amended from time to time, and “Policies” shall be construed accordingly.

(i)The term “Portal” shall mean Accenture and its Affiliates’ intranet.

2.	Employment
(a)At-Will Employment
Subject to the provisions of this Agreement, you shall be employed by Accenture as a Managing Director on an at-will basis from the Effective Date of this Agreement on the terms and subject to the conditions set forth in this Agreement.
(b)     Exclusive Service
You shall devote your full time, attention and skills to your duties of employment during working hours. You shall not do anything at any time which is contrary to the best interests of Accenture and its Affiliates, or omit to do anything at any time which is necessary in order to act in the best interests of Accenture and its Affiliates. You shall faithfully and diligently perform such duties and exercise such authority consistent with such duties as may from time to time be assigned to you by Accenture and its Affiliates.
During your employment, you will not, without Accenture’s prior written consent, directly or indirectly on your own account or on behalf of any third party and in any capacity be engaged, concerned or interested in or provide services to any other business or enterprise or accept any other engagement or public office or directorship, except you may hold up to 2% of the securities in a company which is quoted on any recognized stock exchange.
(c)     Duties
You are expected to perform a range of duties and also assume various responsibilities from time to time at the discretion of Accenture. It is a key requirement of your role as Managing Director that you will remain flexible as to your function and duties during the course of your employment. Accenture may change your function or role at any time under Accenture’s Leadership Career Model or any other career model used by Accenture, from time to time, which may include an increase or decrease in your career level or level of responsibility. In addition, at any time during the term of this Agreement, Accenture may at its discretion change your reporting line or lines without affecting the terms of this Agreement. Accenture may at its sole discretion assign your employment to any Affiliate on the same terms and conditions as set out, or referred to, in this Agreement, and for any obligations, duties, and/or notice owed to Accenture by you under this Agreement, you shall carry out such obligations, duties and/or notice to the appropriate Affiliate.
Without limiting the foregoing by signing this Agreement, you agree to perform any and all work assigned to you by Accenture faithfully and to the best of your ability at such times and places as Accenture designates. Your duties to Accenture include, without limitation, duties to:

1)
comply with the lawful and reasonable directions and instructions of your line management and other more senior employees, their delegates or such other person or group which Accenture or an Affiliate may nominate from time to time. These directions may take a number of forms including specific directions to you or a group of Managing Directors, and may also include the standing directions set out in Accenture’s Policies;

2)	act in the best interests of Accenture, its Affiliates and Alliance Entities at all times;

3)	use your best efforts to promote the business interests of Accenture, its Affiliates and Alliance Entities at all times;

4)
fully report all business opportunities which may advantage Accenture or any Affiliate or Alliance Entity and any significant threats to the business of Accenture or any Affiliate or Alliance Entity as soon as they come to your attention;

5)	fully and truthfully answer any questions asked by Accenture or any Affiliate relating to your employment;

6)	comply with any performance standards issued by Accenture and its Affiliates, which may be amended from time to time, and participate in all performance reviews;

7)	comply with and lead the principles set out in the Policies, including without limitation, Accenture’s Code of Business Ethics, the obligation to promote respect in the workplace, and Accenture’s policies on Harassment (AP 85), Meritocracy (AP 78), and Reporting Unlawful or Unethical Activity and Prohibition Against Retaliation (AP 301);

8)	cooperate with any investigation initiated by Accenture or any Affiliate into a reported potential violation of any Policy;

9)
comply with any mandatory training requirements which are applicable to your position, whether imposed by Accenture, an Affiliate, Alliance Entity, or a third party such as a regulatory authority or client. For the avoidance of doubt, this obligation includes, without limitation, an obligation to complete any computer-based training of which you are notified;

10)	comply with Accenture’s Policies on contacts with public officials (AP 1221) and business intermediaries (AP1327) as well as Accenture’s Policy on gifts and entertainment (AP 150);

11)	comply with Accenture’s Policy on primary residential location (AP 1093) by maintaining a permanent residence within a reasonable commuting distance to your permanent work site; and

12)
at the request of Accenture or any Affiliate, resign from any directorship or other office or position in Accenture or any Affiliate or any Alliance Entity held by you at any time without compensation and/or to take up any other directorship for Accenture or any Affiliate or Alliance Entity instead of, or in addition to, such directorship without any additional remuneration.

13)	In the event that there is any inconsistency between the terms of any Policy and the terms of the Agreement, the latter will prevail.
(d) Authority
You agree that the designation “Managing Director” does not confer any authority to act as a partner of any partnership with respect to Accenture or an Affiliate, and you will not infer such authority in any statement or representation made to third parties. To the extent applicable, you will further make it clear to third parties that you are an employee of Accenture or an Affiliate and do not hold a position of corporate office; and except where you have actual authority under Accenture’s policies and procedures, you will not infer to third parties that you have authority to bind Accenture or an Affiliate.
(e) Introductory Period
For new employees, the first three months of your employment shall be an introductory period and the employment may be terminated during this period at any time on two weeks’ notice or payment in lieu of notice. Accenture may, at its discretion, extend the introductory period for up to an additional three months. During the introductory period your performance and suitability for continued employment will be monitored.

3.	Compensation

(a)	Salary and Benefits
During your employment, you will be paid a base salary and other forms of compensation and benefits in the amounts and form determined by Accenture from time to time in its sole discretion. You may also be eligible for a bonus as determined in the sole discretion of Accenture. You will not have any vested or accrued right to any bonus amount.

(b)	Deductions
Your compensation will be subject to statutory deductions (including all applicable taxes). You also agree that, where permitted by applicable law, Accenture has the right at any time during your employment, or on termination of your employment, to make any deductions from your salary or other remuneration in respect of all monies howsoever arising which are owed by you to Accenture or an Affiliate and/or to any of Accenture’s or an Affiliate’s suppliers and/or to any benefits provider, (including without limitation, to paid time off taken in excess of your accrual, the cost of repairing/replacing damaged or lost property of Accenture caused by you, any expenses owing by you to Accenture, and any amounts owing by you in relation to any credit or charge card provided to you through Accenture).

4.	Conflicts of Interest
You must not undertake any activity (including unpaid work) which may either compromise or give rise to a potential or actual conflict with either your duties or responsibilities under this Agreement or the business interests of Accenture or any Affiliate. You must immediately and fully disclose in writing any potential or actual conflict of interest. You must comply with any Policies relating to conflicts of interest including, without limitation, Accenture’s policy on Family and Personal Relationships (AP 1100), insider trading, external directorships, dual employment, Code of Business Ethics and codes of conduct.
You confirm that you do not, at the time of entering into this Agreement, serve as an officer or director of any publicly traded company, or private company that engages in for-profit activities, or any company where you are represented as a representative of such company.

5.	Reporting of Wrongdoing
You will inform Accenture immediately of any act or omission of yours which constitutes. or might reasonably constitute, a breach of this Agreement, and any act or omission of any other employee, member of staff, client or supplier of which you become aware and which constitutes, or might reasonably constitute, a breach of the duties owed by that party including, without limitation, breaches of Policies, including without limitation breaches of

Accenture’s Code of Business Ethics, or violation of applicable law.

6.	Intellectual Property Obligations
By signing this Agreement, and in consideration of the terms and conditions of this Agreement, you also agree to comply in all respects with the terms and conditions of the Intellectual Property Agreement, attached hereto as Exhibit A, which is incorporated herein by reference.

7.	Confidentiality, Non-Competition and Non-Solicitation Obligations
By signing this Agreement, and in consideration of the terms and conditions of this Agreement, you agree to comply in all respects with the terms and conditions of the Restrictive Covenant Agreement, attached hereto as Exhibit B, which is incorporated herein by reference.
In this regard, you acknowledge that, during your employment, you:

(a)
have or will have access to, or will acquire, Confidential Information (as defined in Exhibit B) regarding the business of Accenture, its Affiliates and Alliance Entities and their clients, customers and suppliers; and/or

(b)	have developed or will develop influence over the clients, customers, employees, contractors and suppliers of Accenture, its Affiliates and Alliance Entities,

(c)	agree that the employment and post-employment restrictions are reasonable and necessary for the protection of the business of Accenture, its Affiliates and Alliance Entities; and

(d)
will use your best efforts to prevent the unauthorized use, copying or disclosure of Confidential Information or Trade Secrets by third parties or other colleagues. If you suspect any misuse or loss of Confidential Information or Trade Secrets, you will immediately notify Legal and Global Asset Protection (ASOC hotline) and assist Accenture, any of its Affiliates or any Alliance Entity in any investigation and/or proceedings taken by Accenture, any Affiliate or any Alliance Entity for alleged loss or misuse.

8.	Certain Conditions of Employment

(a)	Work Authorizations
Your employment with Accenture or its Affiliates is at all times conditional upon you obtaining and retaining all necessary visas, work permits, licenses, registrations, or memberships (“Work Authorization”) to enable you to lawfully reside and work in the United States and fulfill the duties of your position. You are obliged to inform Accenture or its Affiliates immediately of the termination, expiration or any variation of your Work

Authorization or of anything which could result in the termination, expiration or any variation of your current Work Authorization.

(b)	Representations/No Prior Commitments

1)
You also represent that you are not subject to any direct or indirect restrictions on your ability to fully perform the duties of your position and will not be breaching any obligation or commitment to a third party by entering into this Agreement or by performing duties under this Agreement including without limitation, any unexpired post termination restrictions such as non-competition or non-dealing with customer restrictions which you owe to a former employer.

2)	Without limiting the foregoing, you further represent that at all times you will:

i.
not, while employed by Accenture or any Affiliate, use or disclose any proprietary information, intellectual property rights, confidential information or trade secrets of any former employers or other third parties and that you will not bring onto the premises of Accenture or any Affiliate any documents (regardless of the media on which those documents are contained) or any property belonging to your former employers or other third parties unless consented to in writing by the relevant employer and/or third party; and

ii.
immediately notify Accenture if a former employer or third party alleges that you have breached any post employment or other restriction (including without limitation any confidentiality obligations) you owe to that party and/or where you are aware of any circumstances in which such allegation can be made.

(c)	Background Checks
You agree that you are under a duty to cooperate with any reasonable requests to undergo previous employment and background checks, whether made by Accenture, an Affiliate, or a client or prospective client, which are deemed reasonably necessary by Accenture at any time before or during your employment. These background checks may include, without limitation, security checks, immigration status checks, criminal record checks, credit checks and relevant regulatory requirements applicable in the sector in which you, or Accenture, or an Affiliate, or any client for whom you undertake work, operate. You also agree that you are under a duty to cooperate in attending any meetings required by a client or prospective client before undertaking an assignment. You agree that, given the nature of Accenture’s business, it is reasonable for Accenture to impose these obligations.
It is a condition of your employment that you are and continue to be competent to properly carry out the duties of your position and that any representations as to the qualifications, skills, experience, industry knowledge, business influence, client contacts, and employment history made by you or a person on your behalf are true and correct.

9.	Data Privacy
You acknowledge that you will comply with Accenture’s Data Privacy Policy (AP 90) and Data Management Policy (AP 1431) and you consent to the processing of personal data in accordance with the policy and Accenture’s normal business practices as set out in the policy. Without limiting the foregoing, by signing this Agreement, and in consideration of the terms and conditions of this Agreement, you also agree to comply in all respects with the terms and conditions of the Data Privacy Compliance Consent, attached hereto as Exhibit C, which is incorporated herein by reference.

10.	Accenture’s Acceptable Use of Information, Devices and Technology
Your use of Accenture’s computers, computer systems, communication devices and associated equipment or systems is governed by this Agreement, applicable Policies and guidelines, and any directions given or made to you by Accenture. As a necessary part of its business, Accenture uses (or engages third parties to use) various forms of surveillance technology at each of its premises, and in respect of its property, equipment and computer systems.
At all times and for all purposes associated with Accenture’s business, Accenture (or other persons authorized by Accenture, including internal and external auditors) may access or monitor the use of Accenture’s computers, communication or network connected devices, printers, email and network services, internet connections, computer systems, computer logs and other electronic records, databases, backups, as well as any employee-owned equipment used to conduct Accenture’s business during the course of employment.
You acknowledge that you will comply with the Acceptable Use of Information, Devices and Technology Policy (AP 57).
11. Employment Separation
(a)Resignation
You may voluntarily resign your employment from Accenture or an Affiliate at any time and for any reason by providing twelve weeks advance written notice. Upon receipt of your written notice of resignation, Accenture or the Affiliate may in its absolute discretion (1) accept your resignation on the terms indicated in your notice or upon mutually agreeable basis, (2) accept your resignation as effective immediately, or (3) require you not to perform any duties at all, or to perform only such duties as it may allocate to you during the notice period.
(b)     Involuntary (Managed) Termination
In addition to termination under subsection (c), Accenture or an Affiliate may also terminate your employment at any time and for any reason. Upon involuntary termination under this subsection and subject to meeting eligibility criteria, you may receive separation benefits under the Accenture LLP Leadership Separation Benefits Plan, as amended from time to time.
(c)    Termination For Cause
Your employment hereunder may be terminated by Accenture for Cause (as defined herein), effective immediately upon the day written notice of termination for Cause is mailed or hand-delivered to you. For purposes of this Agreement, “Cause” means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that you know or should know could harm the business or reputation of Accenture, any of its Affiliates or any Alliance Entity; (iv) failure to comply or adhere to Accenture’s or an Affiliate’s Policies; (v) continued failure to meet performance standards as determined by Accenture or an Affiliate; or (vi) violation of any statutory, contractual, or common law duty or obligation to Accenture, including, without limitation, the duty of loyalty and obligations under this Agreement or its incorporated exhibits.
(d) Notice/Transition
If you accept an offer to provide services to any third party during your employment with Accenture or an Affiliate or during the period of any of the restrictions set out in the Restrictive Covenant Agreement attached as Exhibit B, you will immediately (i) provide a copy of the restrictions to such third party, (ii) notify Accenture or the appropriate Affiliate of such offer, the name of the company, and such other details relating to the role that Accenture or the Affiliate may request in order to ascertain its rights under the terms of this Agreement, and (iii) comply with any directions given by Accenture or the Affiliate so as to enable Accenture or the Affiliate to take steps to arrange the proper hand over of your duties (including customers and business) to another employee. The obligation set out in this Section is not intended to detract from your general obligation to immediately disclose any conflict of interest to Accenture.
(e)    Return of Property
On the termination of your employment howsoever arising, or at any other time on request, you must promptly and without unreasonable delay:

1)
return (without taking copies or extracts or downloads of any data or information contained therein) all physical property belonging to Accenture, any Affiliate and/or any Alliance Entity with which you have been issued (“Company Property”).  This includes without limitation laptops, PDAs, tablet computers, mobile phones, memory sticks and other storage devices, books, records, disks, software, tapes, magnetic media, photographs, security passes, correspondence and other papers of whatsoever nature relating to the business of Accenture, any Affiliate, any client, any supplier, any Alliance Entity and/or which contain or refer to any Confidential Information (as defined in the attached Restrictive Covenant Agreement).

2)
at the choice of Accenture, permanently destroy or otherwise delete all information or data belonging to, or relating to Accenture, or an Affiliate, or a client, or a supplier, or an Alliance Entity, or any of their employees, which is recorded in any other property, medium or format in your possession, custody or control unless you have been issued with a “Hold Notice,” i.e., any directive issued by Accenture’s internal or legal advisors to certain employees to preserve special categories of documents and other information in connection with reasonably anticipated or actual litigation, or for other legal and/or regulatory reasons, in which case, you should follow the directions of the Hold Notice in accordance with subsection (3) below.

3)       inform Accenture if you have been asked to preserve any documentation or information pursuant to a Hold Notice. Within 7 days of the date of termination of your employment or a request by Accenture, you shall certify in writing to Accenture (in such format and manner as Accenture may require) that you have fully complied with your obligations in herein.

4)
A failure to return Company Property will entitle Accenture, subject to applicable law, to withhold the whole or any part of any salary or other sums due to you up to the replacement value of the property not returned.

(f)    Return of credit cards
You shall immediately return any credit or charge card provided to you by Accenture for business expenses whenever so required by Accenture and in any event in accordance with subsection (e) and any local policy where applicable.
You further agree that on termination of your employment, you will ensure that any debit balance remaining on the card is cleared and that you will cooperate with Accenture or any relevant Affiliate or Alliance Entity in clearing any remaining debit balance.
(g)    Work authorization / Visa
If applicable, in the event of termination of your employment you will promptly return your work permit or other authorization to Accenture.

12.	Post-Employment Obligations
After the cessation of your employment for any reason, you will:
(a)    not represent yourself as having any on-going relationship with Accenture or any Affiliate;
(b)    update your LinkedIn profile and any other online presence accordingly;
(c)    not make or cause to be made (whether directly or indirectly) any derogatory comments or statements about Accenture or any Affiliate or Alliance Entity or its or their respective officers or employees, and
(d)    not make, or cause to be made (whether directly or indirectly) any statement or comment to the press or other media concerning your employment with Accenture or its Affiliates, or your termination, or your resignation from any directorships or other offices with Accenture or any Affiliate or Alliance Entity without Accenture ’s prior written consent.

13.	Dispute Resolution
(a)    Any and all disputes arising out of, relating to, or in connection with this Agreement, including the incorporated exhibits, or your employment by Accenture, shall be resolved as set forth herein, and the provisions set forth herein shall supersede and replace any inconsistent dispute resolution provisions otherwise contained in any and all such other agreements or policies.
(b)     Subject to subsections (d) through (f), any and all disputes which cannot be settled amicably, including any claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance, nonperformance of the Agreement (including without limitation the validity, scope and enforceability of this arbitration provision), any or all noncompetition or non-solicitation agreements and obligations, confidentiality, intellectual property or, nondisclosure agreements or obligations, termination of this Agreement and any amendment thereto, or any other claim relating to employment or otherwise, including without limitation, employment and employment termination claims and claims by you for employment discrimination, harassment, retaliation, wrongful termination, or violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, or under any other federal, state, foreign or local law, regulation, ordinance, executive order, constitution, or common law doctrine related to employment or otherwise, except whistleblower claims pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York (or at such other place of arbitration as the parties may agree) in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce (“ICC”), except that the parties may select an arbitrator who is a national of the same country as one of the parties. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the ICC shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language.
(c)     Without limiting the foregoing, the parties agree to waive participation as a member of any class with respect to any Dispute, unless such waiver would demonstrably preclude the opportunity to vindicate a federal right. To the extent that the proponent of proceeding as a member of a class demonstrates the necessity of class participation to vindicate a federal right, the parties agree that such class claim would proceed at arbitration under the provisions set forth in this Section. For the avoidance of doubt, the parties agree to waive a jury trial.
(d)    Either party may bring an action or proceeding in any court of law for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder and/or enforcing an arbitration award and/or in support of the arbitration as permitted by any applicable arbitration law and, for the purposes of this subsection (d), each party expressly consents to the application of subsections (e) and (f) to any such suit, action or proceeding.
(e)    Judgment on any award(s) rendered by the tribunal may be entered in any court having jurisdiction thereof.
(f) The parties agree as follows:

(i)
Each party hereby irrevocably submits to the exclusive jurisdiction of the Courts located in New York, United States for the purpose of any suit, action or proceeding brought in accordance with the provisions of subsections (d) or (e). The parties acknowledge that the forum designated by this subsection (f) has a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii)
The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any suit, action or proceeding brought in any court referred to in subsection (f)(i) pursuant to subsections (d) or (e) and such parties agree not to plead or claim the same.

(iii)
The parties hereby agree that any arbitration brought hereunder shall be consolidated, administered and arbitrated together with any arbitration brought under any Restricted Share Unit Agreement issued to you.

14.	Notice
Any communication, demand or notice to be given hereunder will be duly given (and shall be deemed to be received) when delivered in writing by hand or first class mail or by electronic mail to a party at its address as indicated below:
If to Accenture,
General Counsel
c/o Accenture
161 N. Clark Street
Chicago, IL, 60601
(or, if different, the then-current principal business address of the duly appointed General Counsel)
If to you, to your last address appearing in Accenture’s records.
You agree to notify Accenture of any change in address by giving notice of such change in accordance with the provisions of this Section 14.

15.	Miscellaneous

(a)	Entire Agreement
This Agreement (including the incorporated exhibits) constitute the entire agreement relating to your employment and supersede all prior agreements, offers and representations whether oral or in writing, formal or informal, in relation to your employment. You acknowledge that by entering into this Agreement, you have not relied on any representations or warranties (express or implied) about its subject matter, except as provided in this Agreement.

(b)	Survival
Without limiting the other sections of this Agreement, for avoidance of doubt, the provisions of Sections 6, 7, 9, 10, 11, 12 and 13 shall survive after the expiration or termination of your employment for any reason.

(c)	Amendment/Waiver
This Agreement and its incorporated documents may not be modified, other than by a written agreement executed by you and Accenture, nor may any provision hereof be waived other than by a writing executed by Accenture.
The waiver by Accenture of any particular default by you shall not affect or impair the rights of Accenture with respect to any subsequent default by you of the same or of a different kind, nor shall any delay or omission by Accenture to exercise any right arising from any default by you affect or impair any rights that Accenture may have with respect to the same or any future default by you.

(d)	Governing Law
This Agreement and its incorporated documents shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

(e)	Severance/Reformation
This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court or appointed arbitrator holds any provision of this Agreement to be invalid or unenforceable, then, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. You also agree not to challenge or raise any equitable defenses to the enforceability of the provisions contained in this Agreement.

(f)	No Assignment
You may not assign your rights and duties under this Agreement or its incorporated documents without the prior written consent of Accenture. Accenture may assign any rights or duties that it has, in whole or in part, to any of its subsidiaries or affiliates, including without limitation, Accenture Federal Services (“AFS”), without your consent.

(g)	Further Assurances
You agree to execute all such further instruments and documents and to take all such further action as may be reasonably necessary to effect the terms and purposes of this Agreement.

(h)	Headings
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section, subsection, recital and party references are to this Agreement unless otherwise specified.

(i)	Execution in Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one agreement.

You acknowledge that you are a fiduciary of Accenture and its Affiliates and agree that you will act at all times in good faith and comply with the lawful instructions, regulations and policies of Accenture and use your best efforts to promote the interests of Accenture, its Affiliates and Alliance Entities.
Please confirm your acceptance and agreement by signing and returning the enclosed duplicate of this Agreement which will thereupon constitute an agreement between you and Accenture.
Very truly yours,

ACCENTURE LLP

By: Jorge Benitez
Title: Group Chief Executive - United States

Agreed to and accepted on this          day in the month of             , 201 .

By:	[___Name___]

Exhibit A

INTELLECTUAL PROPERTY AGREEMENT

(addendum to, and incorporated as part of my attached Employment Agreement)

This Intellectual Property Agreement is between Accenture LLP (“Accenture”) and                  (“I” and all similar references) and is effective as of the date I commenced employment as a Managing Director (the “Effective Date”). Capitalized terms used herein have the meanings assigned thereto under Section 1 of this Intellectual Property Agreement or as defined in the attached Employment Agreement and Restrictive Covenant Agreement.

1.	Definitions
The following definitions shall apply:

(a)
“Employment Works” shall mean any Works which are made wholly or partially by me at any time during the course of my employment with Accenture and within the scope of such employment or status and/or with the use of any Accenture resources and whether or not recorded in material form.

(b)
“Employment IPRs” shall mean Intellectual Property Rights created by me in the course of my employment with Accenture or any Affiliate (whether or not during working hours or using Accenture premises or resources and whether or not recorded in material form).

(c)
“Intellectual Property Rights” shall mean any and all right, title and interest in and to the Employment Works and all materials contained therein or prepared therefore, and any improvements thereon, including all intellectual property rights, including, without limitation, any and all rights that may exist from time to time in this or any other jurisdiction whether foreign or domestic under patent law, copyright law, publicity rights law, moral law, trade secret law, semiconductor chip law, trademark law, unfair competition law, or other similar protections regardless of whether or not such rights or protections are registered or perfected.

(d)
“Works” shall mean any invention, idea, concept, creation, plan, discussion, discovery, process, writing, artwork, audiovisuals, manuals, designs, drawings, graphics, computer programs, source code, object code, code/software, documentation, original work of authorship, development, improvement or innovation, or any other production of any nature whatsoever whether or not patentable or capable of registration, and whether or not recorded in any material form.

2.    Obligations and Acknowledgements

(a)
I acknowledge that, because of the nature of my duties and the particular responsibilities arising from the nature of my duties, I have, and shall have at all times while I am employed by Accenture, a special obligation to further the interests of Accenture and its Affiliates.

(b)	I acknowledge that it is the intention of both parties that all Employment IPRs, Employment Works and all materials embodying them will belong to Accenture.

(c)
I acknowledge and agree that Employment Works, and all materials contained therein or prepared therefor, shall be deemed to be Work Made For Hire on behalf of Accenture as such term is defined under the copyright laws of the United States, and that Accenture and/or the appropriate Affiliate shall be the sole owner of the Employment Works, and all underlying rights therein, worldwide and in perpetuity. In the event that the Employment Works, or any portion thereof, do not qualify or are deemed not to be Work Made For Hire, I hereby irrevocably grant, transfer and assign any and all right, title and interest in and to the Employment Works and all materials contained therein or prepared therefor, and any improvements thereon, including all Employment IPRs. I agree that I shall never transfer, license or assign the Employment Works and/or any Intellectual Property Rights therein to any third party, nor purport to do the same, nor contest Accenture’s or an Affiliate’s exclusive, complete and unrestricted ownership in and to the Employment Works and/or any Intellectual Property Rights therein, nor claim adverse rights therein. In addition to the foregoing, I acknowledge that I shall not be entitled to any compensation other than that provided for in my Employment Agreement for any of the Employment Works and/or any Intellectual Property Rights therein.

(d)
I shall promptly and fully disclose such Employment Works to Accenture and hereby irrevocably assign, transfer and convey, to the maximum extent permitted by applicable law, all rights and Intellectual Property Rights therein (including rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to Accenture or such other entity as it shall designate, to the extent ownership of any such rights does not vest originally in Accenture.

(e)
If I have created, invented, designed, developed, contributed to or improved any Works prior to my employment by, or status as a Managing Director of Accenture that are relevant to or implicated by such employment or status (“Prior Works”), I have disclosed same on Exhibit 1. Except as set forth on Exhibit 1, no agreements, commitments or other understandings of any kind (including any with former employers) will affect my ability to comply with the terms and conditions of this Intellectual Property Agreement or to perform my assigned duties for Accenture or any Affiliate. I agree that I will not incorporate any portion of such Prior Works into any work or development I may undertake during my employment at Accenture or an Affiliate. But if I should use or incorporate any such Prior Works in any work or development during my employment at Accenture or an Affiliate, I hereby grant Accenture or an Affiliate (or their designee) a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, copyright, trademark, trade secret, unfair competition and related laws) in any such Prior Works for all purposes in connection with Accenture’s or the Affiliate’s current and future business. I shall have the burden of proving that any Works created, invented, designed, developed, contributed to or improved by me that are relevant to or implicated by my employment by, or status as, a Managing Director of Accenture or an Affiliate are not Accenture or Affiliate Works.

(f)
I agree to maintain any type or form of records, execute any further documents and take any further actions requested by Accenture or any Affiliates to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of their rights hereunder. If I am unable to execute a document or take any action for any reason, I irrevocably designate and appoint Accenture and any Affiliate, and each of their duly authorized agents or designees, as my agent and attorney-in-fact, to act in my behalf in all applicable instances, including with any government authorities or agencies.

(g)	I agree:

1)	to give to Accenture full written details of all Employment Works promptly upon Accenture’s request;

2)
at Accenture’s request, and in any event on the termination of my employment, to give to Accenture all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

3)	not to attempt to register any Employment IPR or patent any Employment Works unless requested to do so by Accenture; and

4)	to keep confidential each Employment Work unless Accenture has consented in writing to its disclosure by me.

(h)
I waive all my present and future moral rights which arise under the applicable laws, and all similar rights in other jurisdictions, relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

(i)
I agree to give all necessary assistance to Accenture and any Affiliate to enable them to enforce Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

(j)	I warrant that I will not:

1)	infringe any Intellectual Property Rights belonging to Accenture, any Affiliate or any Alliance Entity or their clients or suppliers; or

2)
use any intellectual property rights belonging to third parties in the course of creating any work product for or on behalf of Accenture (“Work Product”), without having first procured a license to use such intellectual property rights on terms acceptable to Accenture.

3.    Compliance with Policies
I acknowledge that I will comply with all Policies, including, without limitation, Accenture’s Confidentiality Policy (AP 69). In the event that there is any inconsistency between the terms of a Policy and the terms of my attached Employment Agreement (which incorporates this Intellectual Property Agreement), the latter will prevail.
4.     Remedies Upon Breach
I agree that any breach of the obligations contained above may not adequately be compensated by an award of damages and any breach will entitle Accenture, any of its Affiliates or an Alliance Entity, in addition to any other remedies available at law or in equity, to seek an injunction to restrain me from committing any breach (or continuing to commit any breach).
5.    No Diminishment of Rights
Nothing in this Intellectual Property Agreement is intended to or should be interpreted as diminishing any rights and remedies Accenture or any Affiliate has under applicable law related to the protection of Intellectual Property Rights.
6.    Dispute Resolution
The resolution of all Disputes pursuant to this Intellectual Property Agreement shall be governed by the dispute resolution provision of the attached Employment Agreement.
7.    Amendment; Waiver
(a)     This Intellectual Property Agreement may not be modified, other than by a written agreement executed by me and Accenture, nor may any provision hereof be waived other than by a writing executed by Accenture.

(b)     The waiver by Accenture of any particular default by me shall not affect or impair the rights of Accenture with respect to any subsequent default by me of the same or of a different kind, nor shall any delay or omission by Accenture to exercise any right arising from any default by me affect or impair any rights that Accenture may have with respect to the same or any future default by me.
8.     Survival
The provisions of this Intellectual Property Agreement shall survive after the expiration or termination of my employment for any reason.
9.     Notice
Any communication, demand or notice to be given hereunder will be duly given in accordance with the terms of the notice provision of the attached Employment Agreement.
10.     Governing Law
This Intellectual Property Agreement and its incorporated documents shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.
11.    Severability/Reformation
This Intellectual Property Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court or appointed arbitrator holds any provision of this Intellectual Property Agreement to be invalid or unenforceable, then, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Intellectual Property Agreement. Any provision of this Intellectual Property Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Intellectual Property Agreement, and the remaining provisions contained in this Intellectual Property Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Intellectual Property Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. I also agree not to challenge or raise any equitable defenses to the enforceability of the covenants contained in this Intellectual Property Agreement.

12.     Entire Agreement
This Intellectual Property Agreement, together with the attached Employment Agreement and incorporated exhibits, contains the entire agreement between the parties with respect to the subject matter herein and supersedes all prior oral and written agreements between the parties pertaining to such matters.
13.    Assignment
I may not assign my rights and duties under this Intellectual Property Agreement or its incorporated documents without the prior written consent of Accenture. Accenture may assign any rights or duties that it has, in whole or in part, to any of its subsidiaries or affiliates, including, without limitation, Accenture Federal Services (“AFS”) without my consent.
14.    Further Assurances
I agree to execute all such further instruments and documents and to take all such further action as may be reasonably necessary to effect the terms and purposes of this Intellectual Property Agreement.
15.    Execution in Counterparts
This Intellectual Property Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one agreement.
16.     Headings
The headings contained in this Intellectual Property Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Intellectual Property Agreement. Section, subsection, recital and party references are to this Intellectual Property Agreement unless otherwise specified.

IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Intellectual Property Agreement as of the Effective Date.

ACCENTURE LLP

___________________
By: Jorge Benitez
Title:    Group Chief Executive - United States

Agreed to and accepted on this          day in the month of             , 201 .

By:	[___Name___]

Exhibit B
Restrictive Covenant Agreement
(addendum to, and incorporated as part of my Employment Agreement)

This Restrictive Covenant Agreement is between Accenture LLP (“Accenture”) and          (“You” and all similar references) and is effective as of the date you commenced employment as a Managing Director (the “Effective Date”). Capitalized terms used herein have the meanings assigned thereto under Section 1 of this Restrictive Covenant Agreement or as defined in the attached Employment Agreement or Intellectual Property Agreement.

WHEREAS, you acknowledge and agree that your employment with Accenture and the services you have provided and will continue to provide to Accenture are unique and of extraordinary value to Accenture and its Affiliates; and

WHEREAS, you acknowledge and agree that in the course of your employment with Accenture, you have been and will be provided with access to Confidential Information; and

WHEREAS, you acknowledge and agree that in the course of your employment with Accenture, you have been, and will be, provided with access to Trade Secrets in accordance with protocols and procedures that you expressly acknowledge were appropriate to protect such Trade Secrets; and

WHEREAS, you acknowledge and agree that such Confidential Information, Trade Secrets, and Restricted Client or Prospective Restricted Client relationships of Accenture and its Affiliates, as well as investments by Accenture and its Affiliates in the training, skills, capabilities, knowledge and experience of their employees are extremely valuable assets, and that Accenture and its Affiliates have invested and will continue to invest substantial time, effort and expense to develop Confidential Information, Trade Secrets, Restricted Client or Prospective Restricted Client relationships, and the training, skills, capabilities, knowledge and experience of their employees, and which Accenture and its Affiliates have taken all reasonable steps to protect; and

WHEREAS, you acknowledge and agree that during your employment with Accenture, you may, directly or indirectly, solicit or assist in soliciting Restricted Clients or Prospective

Restricted Clients and you have obtained and will continue to obtain Restricted Client or Prospective Restricted Client contacts and information; and

WHEREAS, you acknowledge and agree that the terms and conditions set forth in this Agreement are reasonable, fair, and necessary to protect Accenture’s and its Affiliates’ legitimate business interests as described in the foregoing recital clauses; and

WHEREAS, you acknowledge and agree that your unauthorized or improper use or disclosure of Confidential Information, Trade Secrets and Intellectual Property Rights will cause serious and irreparable harm to Accenture and its Affiliates, and that Accenture and its Affiliates would suffer significant and irreparable harm from you competing with Accenture for a period of time following your termination of employment; and

NOW, THEREFORE, for good and valuable consideration, including, without limitation, your continued employment, you hereby covenant and agree to the following terms and conditions which you acknowledge and agree are reasonably designed to protect the legitimate business interests of Accenture and its Affiliates and which will not unreasonably affect your professional opportunities following termination of your association with Accenture:

Section 1.     Covenants
(a)    Certain Definitions
For purposes of this Restrictive Covenant Agreement, the following definitions shall apply:

1)
The term “Annual Compensation” shall mean, for a given employee in any given fiscal year, that employee’s total compensation, including all base compensation, bonus compensation and any other compensation reported or to be reported on an IRS Form W-2 (or an IRS Form K-1, as the case may be) paid or payable by Accenture (or any Affiliate with which the employee was employed or otherwise associated and received reportable compensation, as the case may be) for such fiscal year.

2)
The term “Restricted Client” shall mean any person, firm, corporation or other organization whatsoever to whom you directly or indirectly performed or assisted in performing Relevant Services, or with which you otherwise had material contact, or about which you learned Confidential

Information or Trade Secrets, within the twelve months prior to the date on which your employment with Accenture terminated.

3)
The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the performance of services of the type conducted, authorized, offered or provided by Accenture or any of its Affiliates. Without limiting the generality of the preceding sentence, “Competitive Enterprise” shall include, without limitation, the entities set forth on Accenture’s current list of Competitive Enterprises. Accenture maintains the current list on the “myHoldings” page on the Accenture Portal (located under “Departure Considerations” in the “Frequently Asked Questions” document on the Resources section of the site). Accenture may update this list from time to time.

4)
The term “Confidential Information” shall mean (a) lists and databases of Accenture’s or any Affiliate’s clients, including names of clients; (b) lists and databases of prospective clients whom Accenture or any Affiliate has taken material steps to win business from; (c) confidential details of Accenture’s and Affiliates’ or any of their clients’ or suppliers’ products and services; (d) commercial or technical information of Accenture or any Affiliate or any other Knowledge Capital; (e) financial information and plans of Accenture or any Affiliate; (f) prices/pricing structures/hourly rates of Accenture or any Affiliates, including any discounts, terms of credit and preferential terms, costs and accounting; (g) lists and databases of Accenture’s or any Affiliate’s suppliers; (h) any personal data belonging to Accenture or any Affiliate or any client or business associate, affiliate or employee or contractor of Accenture or its Affiliates; (i) terms of Accenture’s or any Affiliate’s business with clients, suppliers and Alliance Entities; (j) lists and databases of Accenture’s or any Affiliate’s employees, officers and contractors; (k) details of employees, officers and contractors of Accenture or any Affiliate, including but not limited to their remuneration packages and terms of employment/engagement; (l) object or source codes and computer software; (m) any proposals relating to the acquisition or disposal of a company or business or any part thereof; (n) details of responses by Accenture or any Affiliate to any request for proposal or tender for work (whether competitive or not), and of any contract negotiations; (o) intellectual property rights owned by or licensed to Accenture or its Affiliates or any of their clients or suppliers; (p) any Company or Affiliate document marked as “confidential” (or with a similar expression), or any information or document which you have been told is confidential or which you might reasonably expect Accenture or an Affiliate or client or supplier or the relevant discloser would regard as confidential; (q) any information which has been given to Accenture or any Affiliate in confidence by clients, suppliers or other third parties; (r) any of the foregoing which belongs, or which otherwise relates, to any past or present Alliance Entity or to any Legal Entity that Accenture or any Affiliate intends to make an Alliance Entity; (s) details of any agreement, arrangement or otherwise (whether formal or informal) that Accenture or any Affiliate has entered into with any Alliance Entity; and (t) details or descriptions of any work Accenture or any Affiliate has or will perform for any specific client. Confidential Information shall not include any portions of the foregoing that you can demonstrate by sufficient evidence are lawfully published in a form generally available to the public prior to any disclosure by you or made legitimately available to you by a third party without breach of any obligation of confidence to any person or required by law to be disclosed by you, provided that you must give Accenture prompt written notice of any such requirement, disclose no more information than is so required, and cooperate fully with all efforts by Accenture to obtain a protective order or similar confidential treatment for such information.

5)
The term “Prospective Restricted Client” shall mean any person, firm, corporation, or other organization whatsoever with whom you had any negotiations or discussions, or were otherwise involved, regarding the possible performance of services by Accenture or any of its Affiliates within the twelve months prior to the date on which your employment with Accenture terminated.

6)
The term “Relevant Services” shall mean the performance of any services of the type provided by Accenture, its Affiliates at any time past, present or future, including, without limitation, consulting services, technology services, and/or outsourcing services.

7)
The term “solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

8)	The term “Territory” shall mean the territory or territories within which you actually worked, or in respect of which you were involved in providing services to, during the twelve (12) months immediately preceding the time of termination.

9)
The term “Trade Secrets” shall include information relating to the Company and its Affiliates, and their respective clients, prospective clients or Alliance Entities, that is protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, business and strategic plans, product plans, source code, software, unpublished patent applications, customer proposals or pricing information or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)    Non-Competition Covenant
You shall not, during the period of your employment with Accenture and for a period of twelve (12) months following the termination of your employment with Accenture (the “Restricted Period”) associate (including, without limitation, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Enterprise in the Territory in any capacity which involves the performance of services that are the same as or similar to those you performed for Accenture or its Affiliates within the eighteen (18) months prior to the date on which your employment with Accenture terminated; provided, however, that with respect to the equity of any Competitive Enterprise which is or becomes publicly traded, your ownership as a passive investor of less than 1% of the outstanding publicly traded stock of a Competitive Enterprise shall not be deemed a violation of Section 1(a) of this Restrictive Covenant Agreement;

(c)    Non-Solicitation Covenant
You shall not, during the Restricted Period, directly or indirectly (i) solicit, or assist any other individual, person, firm or other entity in soliciting, any Restricted Client or actively sought Prospective Restricted Client for the purpose of performing or providing any Relevant Services within the Territory; or (ii) perform or provide, or assist any other individual, person, firm or other entity in performing or providing, Relevant Services for any Restricted Client or actively sought Prospective Restricted Client within the Territory, except as a direct employee of the Restricted Client who is not otherwise a Competitive Enterprise; or (iii) interfere with or damage, or attempt to interfere with or damage, any relationship and/or agreement between Accenture or any of its Affiliates and a Restricted Client, actively sought Prospective Restricted Client, or any other client, potential client or service provider with whom Accenture or any of its Affiliates does business;

(d)    Non-Poaching Covenant
You shall not, during the Restricted Period, directly or indirectly, solicit, employ or retain, or assist any other individual, person, firm or other entity in soliciting, employing or retaining, any employee or other agent of Accenture or any of its Affiliates, (i) with whom you had material dealings; (b) in respect of whom you have obtained Confidential Information or Trade Secrets; or (c) whom you have supervised on a client or prospective client engagement, in the twenty-four months preceding the termination of your employment.

(e)     Non-Disclosure Covenant
You shall not, unless you have received the prior written consent of Accenture or its Affiliates or are otherwise required by law, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disseminate, divulge, disclose, reveal, share, provide access to, reproduce, copy, distribute, publish, appropriate, or otherwise communicate any Confidential Information or Trade Secrets at any time following the termination of your employment with Accenture. If you are requested or required pursuant to any legal, governmental or investigatory proceeding or process or otherwise, to disclose any Confidential Information or Trade Secrets, you shall promptly notify Accenture in writing so that Accenture may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement. Your obligation of non-disclosure as set forth herein shall continue for so long as such item continues to constitute Confidential Information or Trade Secrets.

(f)    Waivers
Accenture is authorized to waive any or all of the foregoing restrictions, or any portion thereof, at any time during employment, upon termination or during the Restricted Period upon the written consent of the Group Chief Executive - United States, who may grant or withhold such consent in his or her sole and absolute discretion.

(g)    Severability of Covenants
In the event that the provisions of Section 1 should ever be deemed to exceed the time, geographic or occupational limitations permitted by law, you and Accenture agree that such provisions shall be and are reformed to the maximum time, geographic or occupational limitations permitted by law.

Section 2.     Remedies Upon Breach
(a)     Damages
You agree that if you were to breach any provisions of this Restrictive Covenant Agreement, Accenture and its Affiliates would suffer damages that are not readily ascertainable. Accordingly, in addition to and without limiting any remedies in law or in equity available to Accenture for the breach of this Restrictive Covenant Agreement, including, without limitation, injunctive and other equitable relief, you agree that in the event of a breach of this Restrictive Covenant Agreement by you, as reasonably determined by Accenture, you shall pay to Accenture immediately following such determination and a written demand therefor, a cash payment in an amount equal to fifty percent (50%) of the Annual Compensation paid or payable to you by Accenture or any of its Affiliates over the course of the most recent completed full fiscal year of Accenture during which you were employed by Accenture or any of its Affiliates immediately preceding the fiscal year in which the breach occurs, as and for liquidated damages (“Liquidated Damages”). You acknowledge and agree that the payment required by this Section is a reasonable forecast of the damages likely to result from such breach and is not a penalty of any kind.
You further agree that the payment of Liquidated Damages shall not be construed as a release or waiver by Accenture of the right to prevent the continuation of any such breach of this Restrictive Covenant Agreement in equity or otherwise and shall not preclude or be construed to preclude Accenture from making a showing of irreparable injury or any other element that may be necessary to secure injunctive relief.

(b)    Injunctive Relief
You acknowledge and agree that Accenture’s remedy at law for any breach of the covenants contained herein would be inadequate and that for any breach of such covenants, Accenture shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Restrictive Covenant Agreement, be entitled to an injunction, restraining order, or other equitable relief, without the necessity of posting a bond, restraining you from committing or continuing to commit any violation of the covenants. You agree that proof shall not be required that monetary damages for breach of the provisions of this Restrictive Covenant Agreement would be difficult to calculate and that remedies at law would be inadequate.

Section 3.     Governing Law
This Restrictive Covenant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

Section 4.     Dispute Resolution
The resolution of all Disputes pursuant to this Restrictive Covenant Agreement shall be governed by the dispute resolution provision of the attached Employment Agreement.

Section 5.     Amendment; Waiver
(a)     This Restrictive Covenant Agreement may not be modified, other than by a written agreement executed by you and Accenture, nor may any provision hereof be waived other than by a writing executed by Accenture.
(b)     The waiver by Accenture of any particular default by you shall not affect or impair the rights of Accenture with respect to any subsequent default by you of the same or of a different kind, nor shall any delay or omission by Accenture to exercise any right arising from any default by you affect or impair any rights that Accenture may have with respect to the same or any future default by you.

Section 6.     Survival
The provisions of this Restrictive Covenant Agreement shall survive after the expiration or termination of your employment for any reason.

Section 7.    No Diminishment of Rights
Nothing in this Restrictive Covenant Agreement is intended to or should be interpreted as diminishing any rights and remedies Accenture or any Affiliate has under applicable law related to the protection of Confidential Information, Trade Secrets, Intellectual Property Rights or client relationships.

Section 8.     Notice
Any communication, demand or notice to be given hereunder will be duly given in accordance with the terms of the notice provision of the attached Employment Agreement.

Section 9.     Severability/Reformation
This Restrictive Covenant Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court or appointed arbitrator holds any provision of this Restrictive Covenant Agreement to be invalid or unenforceable, then, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Restrictive Covenant Agreement. Any provision of this Restrictive Covenant Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Restrictive Covenant Agreement, and the remaining provisions contained in this Restrictive Covenant Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Restrictive Covenant Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. You also agree not to challenge or raise any equitable defenses to the enforceability of the restrictive covenants contained in this Restrictive Covenant Agreement.

Section 10.     Assignment
You may not assign your rights and duties under this Restrictive Covenant Agreement or its incorporated documents without the prior written consent of Accenture. Accenture may assign any rights or duties that it has, in whole or in part, to any of its subsidiaries or affiliates, including without limitation Accenture Federal Services (“AFS”) without your consent.

Section 11.     Entire Agreement
This Restrictive Covenant Agreement, together with the attached Employment Agreement and incorporated exhibits, contains the entire agreement between the parties with respect to the subject matter herein and supersedes all prior oral and written agreements between the parties pertaining to such matters.

Section 12.     Further Assurances
You agree to execute all such further instruments and documents and to take all such further action as may be reasonably necessary to effect the terms and purposes of this Restrictive Covenant Agreement.

Section 13.     Signature in Counterparts
This Restrictive Covenant Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one agreement.

Section 14.     Headings
The headings contained in this Restrictive Covenant Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Restrictive

Covenant Agreement. Section, subsection, recital and party references are to this Restrictive Covenant Agreement unless otherwise specified.

IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Restrictive Covenant Agreement as of the Effective Date.

ACCENTURE LLP

By: Jorge Benitez
Title:    Group Chief Executive - United States

Agreed to and accepted on this day in the month of         , 201 .

By:	[___Name___]

Exhibit C

Data Privacy Compliance
(addendum to, and incorporated as part of my Employment Agreement)

I acknowledge that I have read and understood the requirements of Accenture’s Data Privacy Policy 90 (the “Policy”). I consent to the collection, use, disclosure and processing of personal data relating to me in accordance with the Policy.

In particular, I expressly consent to:

(a)	the collection, use, disclosure and processing of sensitive personal data* about me to the extent and for the purposes described in the Policy and as notified to me from time to time; and

(b)
the transfer of personal data held about me by Accenture, both within the country in which I am based and anywhere in the world where Accenture does business from time to time, to other Accenture Leadership, personnel and offices of Accenture’s organization and to third parties where disclosure to such third parties is required in the normal course of business (for the purposes described in the Policy) or by law. These third parties may include:

(i)	agents and contractors of, and third party service providers to, Accenture;

(ii)	clients and customers of Accenture;

(iii)	actual or proposed merger partners or proposed assignees of Accenture’s business; and

(iv)	other third parties under a duty of confidentiality to Accenture.

*“Sensitive personal data” means the various categories of personal data identified by European and other data privacy laws as requiring special treatment. These categories include personal identity numbers, biometric, racial or ethnic origin, nationality, political opinions, membership of political parties or movements, religious beliefs, financial information such as bank account numbers, passwords, philosophical or other similar beliefs, membership of a trade union or professional or trade association, physical or mental health, genetic code, addictions, sexual life, and criminal record (including information about suspected criminal activities).

I acknowledge that sensitive personal data relating to me will be collected, used, disclosed and/or processed by Accenture only to the limited extent relevant and necessary for the purposes of my employment, and only in those circumstances in which they may lawfully be collected or processed in compliance with and as permitted under the relevant provisions of any applicable human rights and data privacy legislation, the Policy and any applicable Accenture policies.

I will treat any personal data which I collect, use, disclose or process or to which I have access to in the course of my work and during the performance of my duties as an Accenture Leader, including both Accenture owned personal data and client owned personal data, in accordance with the Policy and any relevant country supplements to the Policy, the Client Data Protection Program as well as the applicable national data privacy law and regulations.

I understand that I have the right, subject to local laws and Accenture confidentiality obligations, to be informed whether Accenture holds personal data about me and, if it does, again subject to local laws and Accenture confidentiality obligations, to have access to those personal data and require them to be corrected if they are inaccurate by contacting Accenture’s local Data Protection Officer in the country in which I am based from time to time.

_____________________________                ________________
Full Legal Name Date

21

where, PR equals the Company’s Performance Rate, as determined above.

Performance Between Target and Maximum. If the Company’s Performance Rate is between “Target” and “Maximum,” the percentage of the maximum RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(d) of the Agreement shall equal (a) 50% of the maximum RSUs granted under the Agreement, plus (b) an additional percentage, not to exceed 25%, of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:

(	PR - 100)

where, PR equals the Company’s Performance Rate, as determined above.